FIRST SECURITYFED FINANCIAL, INC.

                                 CODE OF ETHICS

I.       OVERVIEW

This Code of Ethics sets forth the guiding principles by which we operate our company and conduct our daily business with our shareholders, customers, vendors and with each other. These principles apply to all of the directors, officers and employees of First SecurityFed Financial, Inc. and all of its wholly-owned financial services subsidiaries (referred to in this Code as the "Company" or "First SecurityFed").

II.      PRINCIPLES

COMPLYING WITH LAWS, REGULATIONS, POLICIES AND PROCEDURES

All directors, officers and employees of First SecurityFed are expected to understand, respect and comply with all of the laws, regulations, policies and procedures that apply to them in their positions with First SecurityFed. Employees are responsible for talking to their supervisors to determine which laws, regulations and First SecurityFed policies apply to their position and what training is necessary to understand and comply with them.

Directors, officers and employees are directed to specific policies and procedures available to persons they supervise.

CONFLICTS OF INTEREST

All directors, officers and employees of First SecurityFed should be scrupulous in avoiding any action or interest that conflicts with, or gives the appearance of a conflict with, First SecurityFed's interests. A "conflict of interest" exists whenever an individual's private interests interfere or conflict in any way (or even appear to interfere or conflict) with the interests of First SecurityFed. A conflict situation can arise when an employee, officer or director takes actions or has interests that may make it difficult to perform his or her work for First SecurityFed objectively and effectively. Conflicts of interest may also arise when a director, officer or employee or a member of his or her family receives improper personal benefits as a result of his or her position with First SecurityFed, whether from a third party or from First SecurityFed. First SecurityFed employees are encouraged to utilize First SecurityFed's products and services, but this should generally be done on an arm's length basis and in compliance with applicable law.

Conflicts of interest may not always be clear-cut, so if a questions arises, an officer or employee should consult with higher levels of management, the Board of Directors or company counsel. Any employee, officer or director who becomes aware of a conflict or potential conflict should bring it to the attention of a supervisor, manager or other appropriate personnel or consult the procedures described in the Code of Ethics.


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CORPORATE OPPORTUNITY

Directors, officers and employees are prohibited from (a) taking for themselves personally opportunities that properly belong to First SecurityFed or are discovered through the use of corporate property, information or position; (b) using corporate property, information or position for personal gain; and (c) competing with the Company. Directors, officers and employees owe a duty to First SecurityFed to advance its legitimate interests when the opportunity to do so arises.

CONFIDENTIALITY

Directors, officers and employees must maintain the confidentiality of confidential information entrusted to them by First SecurityFed or its suppliers or customers, except when disclosure is specifically authorized by the Board of Directors or required by laws, regulations or legal proceedings. Confidential information includes all non-public information that might be material to investors or of use to competitors of First SecurityFed or harmful to First SecurityFed or its customers or employees if disclosed.

FAIR DEALING

We seek to outperform our competition fairly and honestly. We seek competitive advantages through superior performance, never through unethical or illegal business practices. Stealing proprietary information, possessing or utilizing trade secret information that was obtained without the owner's consent or inducing such disclosures by past or present employees of other companies is prohibited.

Each director, officer and employee is expected to deal fairly with First SecurityFed's customers, suppliers, competitors, officers and employees. No one should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair dealing.

PROTECTION AND PROPER USE OF FIRST SECURITYFED ASSETS

All directors, officers and employees should protect First SecurityFed's assets and ensure their efficient use. All First SecurityFed assets should be used only for legitimate business purposes.

PUBLIC COMPANY REPORTING

As a public company, it is of critical importance that First SecurityFed's filings with the Securities and Exchange Commission be accurate and timely. Depending on their position with the Company, an employee, officer or director may be called upon to provide necessary information to assure that the Company's public reports are complete, fair and understandable. First SecurityFed expects employees, officers and directors to take this responsibility very seriously and to provide prompt accurate answers to inquiries related to First SecurityFed's public disclosure requirements.



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FINANCIAL STATEMENTS AND OTHER RECORDS

All of the Company's books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the Company's transactions and must both conform to applicable legal requirements and to the Company's system of internal controls. Unrecorded or "off the books" funds or assets should not be maintained unless permitted by applicable law or regulation.

Records should always be retained or destroyed according to the Company's record retention policies. In accordance with those policies, in the event of litigation or governmental investigation, please consult the Board of Directors.

III.     REPORTING ILLEGAL OR UNETHICAL BEHAVIOR

REPORTING ILLEGAL OR UNETHICAL BEHAVIOR

Employees, officers and directors who suspect or know of violations of this Code or illegal or unethical business or workplace conduct by employees, officers or directors have an obligation to contact either their supervisor or superiors. If the individuals to whom such information is conveyed are not responsive, or if there is reason to believe that reporting to such individuals is inappropriate in particular cases, then the employee, officer or director may contact the Chief Executive Officer of the Company. Such communications will be kept confidential to the extent feasible. If the employee is still not satisfied with the response, the employee may contact the Chairman of the Board or any of the Company's outside directors.

ACCOUNTING COMPLAINTS

First SecurityFed's policy is to comply with all applicable financial reporting and accounting regulations. If any director, officer or employee of the Company has unresolved concerns or complaints regarding questionable accounting or auditing matters of the Company, then he or she is encouraged to submit those concerns or complaints (anonymously, confidentially or otherwise) to the Company's audit committee. Subject to its legal duties, the audit committee and the Board will treat such submissions confidentially. Such submissions may be directed to the attention of the Company's audit committee, or any director who is a member of the Company's audit committee.

NON-RETALIATION

First SecurityFed prohibits retaliation of any kind against individuals who have made good faith reports or complaints of violations of this Code or other known or suspected illegal or unethical conduct.


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IV.      AMENDMENT, MODIFICATION AND WAIVER

This code may be amended or modified by the Board of Directors of First SecurityFed. Waivers of this Code may only be granted by the Board of Directors or a committee of the Board with specific delegated authority. Waivers will be disclosed to shareholders as required by the Securities Exchange Act of 1934 and the rules thereunder and the applicable rules of the Nasdaq.

V.       VIOLATIONS

Violation of this Code is grounds for disciplinary action up to and including termination of employment. Such action is in addition to any civil or criminal liability which might be imposed by any court or regulatory agency.